Exhibit 99.1

Consumers Bancorp, Inc. Reports:

•	Net income of $2.1 million, or $0.76 per share, for the nine month period ended March 31, 2014
•	$419 thousand, or 4.7%, increase in net interest income to $9.4 million for the nine months ended March 31, 2014
•	Total assets increased by an annualized 12.5% during the nine months ended March 31, 2014
•	Average equity to average assets increased to 10.36% at March 31, 2014 from 8.45% at June 30, 2013

Minerva, Ohio — May 5, 2014 (OTCBB: CBKM) Consumers Bancorp, Inc. (Consumers) today reported net income of $678 thousand for the third fiscal quarter of 2014, an increase of $50 thousand, or 8.0%, from the same period last year. Earnings per share for the third fiscal quarter of 2014 were $0.25 compared to $0.30 for the same period ended March 31, 2013.

For the nine months ended March 31, 2014, net income was $2.1 million, an increase of $64 thousand, or 3.2%. Fiscal year-to-date net income per share was $0.76 compared to $0.96 for the same period last year. Earnings per share declined for the third fiscal quarter of 2014 and for the fiscal year-to-date period as a result of the additional 655,668 outstanding shares issued for the rights and public offering that were completed in July 2013.

Return on average assets and return on average equity for the nine months ended March 31, 2014 were 0.75% and 7.27%, respectively, compared to 0.78% and 9.19%, respectively, for the same period last year. The return on average equity declined from the same period last year due to an $8.8 million increase in average equity mainly as a result of the $9.2 million in net proceeds from the rights and public offering that were completed in July 2013.

Assets at March 31, 2014 totaled $375.8 million, an increase of $32.3 million from June 30, 2013. Securities increased by $27.2 million, with this growth being funded by a $15.5 million increase in deposits and by a $10.7 million increase in shareholders’ equity. The growth in shareholders’ equity was primarily the result of the funds received from the rights and public offering that were completed in July 2013.

Ralph J. Lober, President and Chief Executive Officer, stated, “We continue to experience growth in business and oil and gas related deposits and are seeing an increase in commercial and agricultural loan demand. Our continued emphasis on non-interest income has resulted in steady increases in several other income categories, including debit card interchange and mortgage services income. This, along with a stabilization of the net interest margin contributed to strong third quarter results. Our focus on developing complete customer relationships continues to drive balance sheet and income statement growth.”

Net interest income for the third fiscal quarter of 2014 increased by $255 thousand from the same period last year, with interest income increasing by $209 thousand and interest expense decreasing by $46 thousand. The net interest margin was 3.89% for the current quarter ended March 31, 2014 compared with 3.85% for the previous quarter ended December 31, 2013 and for the same period last year. The Corporation’s yield on average interest-earning assets was 4.17% for the three months ended March 31, 2014, a decline from 4.22% for the same period last year. The Corporation’s cost of funds decreased to 0.38% for the three months ended March 31, 2014 from 0.48% for the same period last year.

Other income totaled $639 thousand for the third quarter of fiscal year 2014 compared with $733 thousand for the same period last year. Other income for the prior year included a $101 thousand gain from the sale of securities compared with a $4 thousand gain for the third quarter of fiscal year 2014. Also included in other income is $10 thousand loss from the sale of a multi-family residential property that was acquired through a deed in lieu of foreclosure. Excluding the securities gains and the loss from the sale of other real estate owned, non-interest income increased by $13 thousand primarily as a result of a $17 thousand, or 8.9%, increase in debit card interchange income.

Other expenses increased $195 thousand, or 7.0%, for the third fiscal quarter of 2014 from the same period last year. The increase in other expenses is primarily the result of higher salaries and employee benefit expenses and one-time expenses associated with a multi-family residential property that was acquired through a deed in lieu of foreclosure. This property was sold during the third quarter of fiscal year 2014.

Non-performing loans were $1.9 million at March 31, 2014, compared with $1.1 million at June 30, 2013 and $1.5 million at March 31, 2013. Non-performing loans at March 31, 2014 include a $1.4 million commercial real estate credit that is well secured by two farms and multiple homes. The allowance for loan losses as a percentage of non-performing loans was 122.68% at March 31, 2014 compared with 223.06% at June 30, 2013 and 156.32% at March 31, 2013. The allowance for loan losses as a percent of total loans at March 31, 2014 was 1.07% and annualized net charge-offs to total loans were 0.20% for the nine month period ended March 31, 2014 compared with annualized net charge-offs of 0.08% for the same period last year.

Consumers provides a complete range of banking and other investment services to businesses and clients through its twelve full service locations and a loan production office in Stark, Carroll and Columbiana counties in Ohio. Information about Consumers National Bank can be accessed on the internet at http://www.consumersbank.com.

The information contained in this press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may involve risks and uncertainties that are difficult to predict, may be beyond Consumers’ control and could cause actual results to differ materially from those described in such statements. Although Consumers believes that the expectations reflected in such forward-looking statements are reasonable, Consumers can give no assurance that such expectations will prove to be correct. The forward-looking statements included in this discussion speak only as of the date they are made, and, except as required by law, Consumers undertakes no obligation to update these forward-looking statements to reflect subsequent events or circumstances. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect Consumers’ performance include, but are not limited to: regional and national economic conditions becoming less favorable than expected, resulting in, among other things, a deterioration in credit quality of assets and the underlying value of collateral could prove to be less valuable than otherwise assumed; the economic impact from the oil and gas activity in the region could be less than expected or the timeline for development could be longer than anticipated; an extended period in which market levels of interest rates remain at historical low levels which could reduce, or put pressure on our ability to maintain, anticipated or actual margins; the nature, extent, and timing of government and regulatory actions; credit risks of lending activities, competitive pressures on product pricing and services and changes in technology.

Contact: Ralph J. Lober, President and Chief Executive Officer 1-330-868-7701 extension 1135.

Consumers Bancorp, Inc. Consolidated Financial Highlights

(Dollars in thousands, except per share data)	Three Month Period Ended		Nine Month Period Ended
Consolidated Statements of Income	March 31, 2014	March 31, 2013	March 31, 2014	March 31, 2013
Total interest income	$3,422	$3,213	$10,121	$9,890
Total interest expense	244	290	745	933
Net interest income	3,178	2,923	9,376	8,957
Provision for loan losses	—	90	168	171
Other income	639	733	2,071	2,075
Other expenses	2,994	2,799	8,767	8,394
Income before income taxes	823	767	2,512	2,467
Income tax expense	145	139	458	477
Net income	$678	$628	$2,054	$1,990
Basic and diluted earnings per share	$0.25	$0.30	$0.76	$0.96

Consolidated Statements of Financial Condition	March 31, 2014	June 30, 2013	March 31, 2013
Assets
Cash and cash equivalents	$12,988	$9,356	$16,921
Certificates of deposit in other financial institutions	2,948	4,175	5,645
Securities, available-for-sale	124,476	97,229	101,630
Securities, held-to-maturity	3,000	3,000	—
Federal bank and other restricted stocks, at cost	1,186	1,186	1,186
Loans held for sale	511	93	192
Total loans	217,933	217,040	212,614
Less: allowance for loan losses	2,337	2,496	2,377
Net loans	215,596	214,544	210,237
Other assets	15,048	13,906	13,596
Total assets	$375,753	$343,489	$349,407
Liabilities and Shareholders’ Equity
Deposits	$309,656	$294,107	$299,274
Other interest-bearing liabilities	24,752	18,856	18,872
Other liabilities	2,452	2,383	2,067
Total liabilities	336,860	315,346	320,213
Shareholders’ equity	38,893	28,143	29,194
Total liabilities and shareholders’ equity	$375,753	$343,489	$349,407

	At or For the Nine Month Period Ended
Performance Ratios:	March 31, 2014	March 31, 2013
Return on Average Assets (Annualized)	0.75%	0.78%
Return on Average Equity (Annualized)	7.27	9.19
Average Equity to Average Assets	10.36	8.43
Net Interest Margin (Fully Tax Equivalent)	3.85	3.91

Market Data:
Book Value to Common Share	$14.28	$14.13
Dividends Paid per Common Share (YTD)	0.36	0.36
Period End Common Shares	2,724,278	2,066,399

Asset Quality:
Net Charge-offs to Total Loans (Annualized)	0.20%	0.08%
Non-performing Assets to Total Assets	0.51	0.44
ALL to Total Loans	1.07	1.12